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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT made as of this 1st day of August, 2006

BETWEEN:

         COTT CORPORATION, a corporation incorporated under the laws of Canada

         (hereinafter referred to as the "Corporation")

                                                               OF THE FIRST PART

         - and -

         JOHN DENNEHY (hereinafter referred to as the "Executive")

                                                              OF THE SECOND PART

     WHEREAS the Executive is promoted within the Corporation on this 1st day of August 2006 to President, North America of the Corporation;

     AND WHEREAS the Corporation and the Executive have agreed to enter into this Employment Agreement to formalize in writing the terms and conditions reached between them governing the Executive's employment;

     NOW THEREFORE in consideration of the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

ARTICLE 1 - COMMENCEMENT AND TERM

     1.1 TERM. Subject to earlier termination in accordance with this Section
1.1 or Article 5 hereof, the term of the Executive's employment under this Agreement commences on August 1, 2006 (the "Promotion Date") and shall continue for an indefinite term (the "Term") until one party gives notice to the other that he or it wishes to terminate the Executive's employment (a "Notice of Termination"). In the event that a Notice of Termination is delivered, the employment of the Executive shall end at the date specified in the Notice of Termination This Agreement supersedes any and all oral or written communications between Executive and Company regarding the subject matter of this Agreement and replaces any other existing contracts (oral or written) which were in place previously. This Agreement contains the entire agreement of these parties.

ARTICLE 2 - EMPLOYMENT

     2.1 POSITION. Subject to the terms and conditions hereof, the Executive shall now be employed by the Corporation in the office of President, North America of the Corporation

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effective as of August 1, 2006 and shall perform such duties and exercise such powers and responsibilities of such office. The position will be based in Tampa, Florida, USA, and the Executive shall report to the Chief Executive Officer of the Corporation. The Executive is expected to relocate to Tampa Florida no later than December 31 2006.

     2.2 RESPONSIBILITIES. The Executive agrees to devote substantially all of his business time and attention to the business and affairs of the Corporation, to discharge the responsibilities assigned to the Executive, and to use the Executive's best efforts to perform faithfully and efficiently such responsibilities. The Executive shall be entitled to serve as a director on external boards of directors only upon the prior written approval of the Corporation, provided that such approval shall not be unreasonably withheld for any request to serve on up to two (2) external boards of directors. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that any or all of the foregoing activities do not materially interfere with the proper performance of his duties and responsibilities as the President, North America.

     2.3 NO EMPLOYMENT RESTRICTION. The Executive hereby represents and confirms that he is not bound by any restrictive covenants that would prevent his employment by the Corporation.

ARTICLE 3 - REMUNERATION

     3.1 SALARY. During the Term, the Corporation shall pay the Executive a base salary (the "Base Salary") payable bi-monthly. The Base Salary shall not be less than $375,000 per annum (pro-rated for any period of employment less than a full calendar year) and shall be reviewed no less frequently than annually for increases at the discretion of the Chief Executive Officer and/or Board of Directors. Such reviews will take into account the current remuneration policy of the Corporation and should not be construed as an automatic increase.

     3.2 INCENTIVES.

          (a) ANNUAL BONUSES. Subject to the provisions of this Section 3.2, the Executive shall be entitled to an annual performance-based bonus (the "Bonus") of an amount equal to up to one hundred percent (100%) of Base Salary for achievement of specified target goals (the "Target Bonus") and up to an additional one hundred percent (100%) of Base Salary for achievement of performance goals in excess of the target goals (the "Excess Bonus"). For bonus year 2006 the payment will be prorated as of August 1st 2006 on the Executives new salary. The performance goals and measures shall be established by the Human Resources and Compensation Committee of the Board of Directors, subject to approval by the Board of Directors each year. The goals shall be set forth in writing and achievement of the specified target goals and of specified performance goals in excess of target goals shall be determined by the Board in its sole discretion. Bonuses shall be earned and payable for fiscal years beginning after December 30, 2006 only upon completion of the relevant fiscal year and provided the Executive is actively and continuously employed for the full duration thereof, unless otherwise provided in Article 5. Any bonus paid to the Executive is entirely discretionary and there is no


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contractual entitlement to receive it nor shall it be deemed to become part of the contractual employment relationship. The Corporation reserves in its absolute discretion the right to terminate or amend any bonus scheme without notice to the Executive. Receipt of bonus one year creates neither right to, nor expectation of, any bonus in the next year. The Bonus, if earned with respect to a fiscal year, shall be paid no later than the last day of the month of February following the end of the fiscal year.

          (b) EXECUTIVE INCENTIVE PLAN. The Executive shall be entitled to participate each year in the Corporation's Executive Incentive Share Purchase Plan or any successor plan thereto (all such plans referred to in the aggregate as the "EISPP") to the extent that the Executive's performance exceeds 100% of the annual performance objectives established for him. The EISPP is governed by its terms and is subject to amendment to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

          (c) LONG-TERM INCENTIVES. The Executive shall be entitled to participate in the long-term incentive plans and programs of the Corporation as made available from time to time to executives of a similar level in the organization. For 2007 and subsequent years, in accordance with current practices, PSU Grants to the Executive are currently projected (without any guarantees or commitment) to be based on an award amount equal to two times the Executive's Base Salary, provided that, for greater certainty, such PSU Grants shall be subject to the discretion and approval of the Human Resources and Compensation Committee, which discretion shall in no way be fettered by the provisions of this Agreement.

     3.3 BENEFITS AND PERQUISITES.

          (a) The Executive shall be entitled to participate in all of the Corporation's group insurance benefit plans, currently including medical, dental, vision, prescription drugs, short term and long term disability, travel, life, and accident insurance as provided to executives of a similar level in the organization. All plans are governed by their terms.

          (b) The Executive shall receive an annual automobile allowance of $14,500 per year payable on a bi-weekly basis through payroll.

          (c) The Executive is not entitled to any other benefit or perquisite other than as specifically set out in this Agreement or agreed to in writing by the Corporation.

          (d) The Executive will be entitled to participate in an executive annual health assessment subject to a financial reimbursement capped at $5,000 per calendar year.

     The Executive understands and acknowledges that the perquisites contemplated by this Section 3.3 shall be recorded as taxable benefits within the meaning of the Income Tax Act (Canada) and may have comparable treatment under the United States Internal Revenue Code.

     3.4 VACATION. The Executive shall be entitled to four (4) weeks' vacation with pay annually. Such vacation shall be taken at a time or times acceptable to the Corporation having regard to its operations. Accumulated vacation may be not carried forward except with the written approval of the Chief Executive Officer.


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     3.5 EXPENSES.

          (a) Consistent with its corporate policies as established from time-to-time, the Corporation agrees to reimburse the Executive for all expenses reasonably incurred in connection with the performance of his duties upon being provided with proper vouchers or receipts.

          (b) The Executive shall relocate his personal residence to the Tampa, Florida area. The Corporation shall provide relocation assistance as referred to in Schedule A.

ARTICLE 4 - COVENANTS OF THE PARTIES

     4.1 CONFIDENTIALITY.

          (a) The Executive acknowledges that in the course of carrying out, performing and fulfilling his obligations to the Corporation hereunder, the Executive will have access to and will be entrusted with information that would reasonably be considered confidential to the Corporation or its Affiliates, the disclosure of which to competitors of the Corporation or its Affiliates or to the general public, will be highly detrimental to the best interests of the Corporation or its Affiliates. Such information includes, without limitation, trade secrets, know-how, marketing plans and techniques, cost figures, client lists, software, and information relating to employees, suppliers, customers and persons in contractual relationship with the Corporation. Except as may be required in the course of carrying out his duties hereunder, the Executive covenants and agrees that he will not disclose, for the duration of this Agreement or at any time thereafter, any such information to any person, other than to the directors, officers, employees or agents of the Corporation that have a need to know such information, nor shall the Executive use or exploit, directly or indirectly, such information for any purpose other than for the purposes of the Corporation nor will he disclose nor use for any purpose, other than for those of the Corporation or its Affiliates or any other information which he may acquire during his employment with respect to the business and affairs of the Corporation or its Affiliates. Notwithstanding all of the foregoing, the Executive shall be entitled to disclose such information if required pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, provided that the Executive shall first have:

               (i)  notified the Corporation;

               (ii) consulted with the Corporation on the advisability of taking steps to resist such requirements;

               (iii) if the disclosure is required or deemed advisable,
                    cooperate with the Corporation in an attempt to obtain an order or other assurance (at the Corporation's expense) that such information will be accorded confidential treatment.

          (b) For the purposes of this Agreement, "Affiliate" shall mean, with respect to any person or entity (herein the "first party"), any other person or entity that directs or indirectly controls, or is controlled by, or is under common control with, such first party. The term "control" as used herein (including the terms "controlled by" and "under common control with")


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means the possession, directly or indirectly, of the power to: (i) vote fifty percent (50%) or more of the outstanding voting securities of such person or entity, or (ii) otherwise direct or significantly influence the management or policies of such person or entity by contract or otherwise.

     4.2 INVENTIONS. The Executive acknowledges and agrees that all right, title and interest in and to any information, trade secrets, advances, discoveries, improvements, research materials and data bases made or conceived by the Executive prior to or during his employment relating to the business or affairs of the Corporation, shall belong to the Corporation. In connection with the foregoing, the Executive agrees to execute any assignments and/or acknowledgements as may be requested by the Board of Directors from time to time.

     4.3 CORPORATE OPPORTUNITIES. Any business opportunities related to the business of the Corporation which become known to the Executive during his employment hereunder must be fully disclosed and made available to the Corporation by the Executive, and the Executive agrees not to take or attempt to take any action if the result would be to divert from the Corporation any opportunity which is within the scope of its business.

     4.4 RESTRICTIVE COVENANTS.

          (a) The Executive will not at any time, without the prior written consent of the Corporation, during the Term of this Agreement or for a period of twenty four (24) months after the termination of the Executive's employment (regardless of the reason for such termination), either individually or in partnership, jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, directly or indirectly:

               (i) anywhere in the Territory, engage in, carry on or otherwise have any interest in, advise, lend money to, guarantee the debts or obligations of, permit the Executive's name to be used in connection with any business which is competitive to the Business or which provides the same or substantially similar services as the Business;

               (ii) for the purpose of competing with any business of the
                    Corporation, solicit, interfere with, accept any business from or render any services to anyone who is a client or a prospective client of the Corporation or any Affiliate at the time the Executive ceased to be employed by the Corporation or who was a client during the twelve (12) months immediately preceding such time;

               (iii) solicit or offer employment to any person employed or engaged by the Corporation or any Affiliate at the time the Executive ceased to be employed or engaged by the Corporation or who was an employee or engaged during the twelve (12) month period immediately preceding such time.

          (b) For the purposes of the Agreement:


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               (i)  "Territory" shall mean the countries in which the
                    Corporation and its subsidiaries conduct the Business;

               (ii) "Business" shall mean the business of manufacturing, selling or distributing carbonated soft drinks, juices, water and other non-alcoholic beverages to the extent such other non-alcoholic beverages contribute, or are contemplated or projected to contribute, materially to the profits of the Corporation at the time of the Executive's termination of employment.

          (c) Nothing in this Agreement shall prohibit or restrict the Executive from holding or becoming beneficially interested in up to one percent (1%) of any class of securities in any corporation provided that such class of securities are listed on a recognized stock exchange.

     4.5 INSIDER POLICIES. The Executive will comply with all applicable securities laws and the Corporation's Insider Trading Policy and Insider Reporting Procedures (copies of which have been provided to the Executive) in respect of securities of the Corporation issued or acquired by the Executive.

     4.6 NONDISPARAGEMENT. The Executive shall not disparage the Corporation or any of its affiliates, directors, officers, employees, or other representatives in any manner and shall in all respects avoid any negative criticism of the Corporation, provided that nothing herein shall be construed to prevent or restrict the Executive from making any truthful statements in response to comments about the Executive made by the Corporation and provided further that nothing contained in this Section 4.6 shall in any way derogate from the Executive's obligation of confidentiality owed to the Corporation under Section
4.1 hereof or otherwise.

     4.7 GENERAL PROVISIONS.

          (a) The Executive acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions in this Article 4, the Corporation's remedy in the form of monetary damages will be inadequate and that the Corporation shall be and is hereby authorized and entitled, in addition to all other rights and remedies available to it, to apply for and obtain from a court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

          (b) The parties acknowledge that the restrictions in this Article 4 are reasonable in all of the circumstances and the Executive acknowledges that the operation of restrictions contained in this Article 4 may seriously constrain his freedom to seek other remunerative employment. If any of the restrictions are determined to be unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Corporation but would be valid, for example, if the scope of their time periods or geographic areas were limited, the parties consent to the court making such modifications as may be required and such restrictions shall apply with such modifications as may be necessary to make them valid and effective.


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          (c) Each and every provision of these Sections 4.1, 4.2, 4.3, 4.4,
4.5, 4.6 and 4.7 hereunder shall survive the termination of this Agreement or the Executive's employment hereunder (regardless of the reason or such termination).

ARTICLE 5 - TERMINATION OF EMPLOYMENT

     5.1 TERMINATION BY THE CORPORATION FOR JUST CAUSE, DISABILITY OR DEATH OR NOTICE OF TERMINATION.

          (a) The Corporation may terminate this Agreement and the Executive's employment hereunder without payment of any compensation either by way of anticipated earnings or damages of any kind at any time for Just Cause, Disability or death of the Executive, or by delivery of a Notice of Termination by the Executive.

          (b) For purposes of this Agreement, "Just Cause" shall mean:

               (i) the Executive pleads guilty or no contest to, or is convicted of, any act which is defined as a felony under federal or state law;

               (ii) the Executive's ability to perform his duties is impaired by alcoholism or drug addiction;

               (iii) the Executive commits theft, misappropriation or fraud against the Corporation or its property;

               (iv) the Executive, in carrying out his duties, engages in conduct that constitutes gross neglect or gross misconduct or dishonesty;

               (v)  the Executive commits a willfull breach of fiduciary duties;
                    or

               (iv) the Executive commits a willful and material breach of this
                    Agreement.

          There shall be no termination for Just Cause without the Executive first being given written notice of the basis for termination for Just Cause and an opportunity to be heard by the Chief Executive Officer of the Corporation.

          (c) For the purposes of this Agreement, "Disability" shall have occurred if the Executive has been unable due to illness, disease, or mental or physical disability (in the opinion of a qualified medical practitioner who is satisfactory to the Executive and the Corporation acting reasonably), to substantially perform the duties and responsibilities of his employment with the Corporation for any consecutive six (6) month period or for any period of nine
(9) months (whether or not consecutive) in any consecutive twelve (12) month period, or the Executive has been declared by a court of competent jurisdiction to be mentally incompetent or incapable of managing his affairs.


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     If the Executive and the Corporation cannot agree on a qualified medical practitioner, each party shall select a medical practitioner, and the two practitioners shall select a third who shall be the approved medical practitioner for this purpose.

     In the event of a termination of the Executive's employment on account of death or Disability, the Executive (if living) will receive that portion of his Base Salary which is payable to date of death or Disability. Participation in all bonus plans (specifically including all short term and long term incentive plans) or other stock option, equity or profit participation plans terminates immediately upon the date of death or Disability (provided that, for greater certainty, any unvested rights pursuant to such plans shall immediately vest in accordance with such plans). The Corporation shall, however, pay to the Executive, if entitled thereto, a Target Bonus based on achievement of the specified target goals to such date and calculated pro rata for such year for the period up to the date of death or Disability. The final portion of his Base Salary shall be paid on the regularly scheduled pay date coincident with or next following the date of termination of employment. The pro- rata Target Bonus, if any, shall be paid as soon as practicable and in any event no later than the last day of the month of February following the end of the fiscal year in which such death or Disability occurred.

     5.2 TERMINATION BY THE EMPLOYER WITHOUT CAUSE.

          (a) If the Executive's employment is terminated by the Corporation, including delivery by the Corporation of a Notice of Termination, for any reason other than for Just Cause, Disability, death of the Executive, then the Corporation shall pay to the Executive within thirty (30) days of the date of his termination of employment, or if a six (6) month delay is required to comply with Code section 409A, on the first business day following such delay period, a lump sum amount equal to the sum of:

               (i) 2 times his annual Base Salary and Car Allowance at the time of his termination of employment; and an amount equal to the company contributions towards the 401k plan and the annual Cott cost of life insurance

               (ii) Replacement cobra costs for an 18 month period.

               (iii) 2 times his Target Bonus (capped at 100% of his target payout)

               (iv) Bonus for the current year (if any) calculated pro rata for the period up to the date of termination based on achievement of the annual bonus incentive target to such date, such payment(s) being made immediately if the amount can be readily determined but, in any event, not later than thirty (30) days following the completion of the audited financial statements for the fiscal year in which the date of termination occurs.

     The Executive shall also receive that portion of his Base Salary which is payable to the date of termination of employment. Participation in all bonus plans (specifically including all short term and long term incentive plans) or other stock option, equity or profit participation


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plans terminates immediately on such date of termination (provided that the
Executive's right to receive any unvested Performance Share Units pursuant to the Performance Share Unit Plan of the Corporation in effect on the date hereof (or any successor thereto,) shall, subject to the approval of the Human Resources and Compensation Committee of the Board of Directors of the Corporation, immediately vest). The final portion of such Base Salary payable for services performed to the date of termination shall be paid on the regularly scheduled pay date coincident with or next following the date of termination of employment. The pro-rata Target Bonus, if any, shall be paid no later than the last day of the month of February following the end of the fiscal year, or if a six-month delay is required to comply with Code section 409A, on the first business day following such delay period.

     5.3 TERMINATION BY THE EXECUTIVE FOR GOOD REASON.

          (a) The Executive may terminate his employment at any time for Good Reason upon the occurrence, without the express written consent of the Executive, of any of the following:

               (i) a material diminution in the Executive's title or duties or assignment to the Executive of materially inconsistent duties;

               (ii) a reduction in the Executive's then current Base Salary or
                    Target Bonus opportunity as a percentage of Base Salary except for reductions applicable to all senior management;

               (iii) a change in the reporting structure so that the Executive no longer reports directly to the Chief Executive Officer;

               (iv) relocation of the Executive's principal place of employment to a location other than the Tampa, Florida, area unless such relocation is effected at the request of the Executive or with the Executive's approval;

               (v) a material breach by the Corporation of any provisions of this Agreement; or

               (vi) the failure of the Corporation to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the business or assets of the Corporation within fifteen (15) days after a merger, consolidation, sale, or similar transaction unless the Executive shall have personally received the opinion of counsel to the Corporation that such transaction does not have an adverse legal effect on the rights of the Executive hereunder.

     There shall be no termination for Good Reason without written notice from Executive describing the basis for the termination and the Corporation's having a reasonable period to cure.


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          (b) In the event the Executive terminates this Agreement for Good
Reason, he shall be entitled to the same payments and benefits provided in
Section 5.2 above.

     5.4 VOLUNTARY RESIGNATION; RETIREMENT. In the event the Executive wishes to resign his employment voluntarily, he shall provide at least thirty (30) days' notice in writing to the Corporation. The Corporation may waive such notice in whole or in part by paying the Executive's Base Salary and continuing his group benefits and perquisites to the effective date of resignation.

     5.5 TERMINATION UPON A CHANGE OF CONTROL.

          (a) If, upon a Change of Control, or as a consequence of the Change of Control prior to the Change of Control, or within twelve (12) months following a Change of Control, the Executive's employment is terminated without Just Cause or if the Executive terminates his employment for Good Reason, the Executive shall be entitled to the payments and benefits provided in Section 5.2 plus shall be entitled to have all unvested rights and entitlements under the Corporation's Performance Share Unit Plan, Executive Incentive Share Purchase Plan and Stock Appreciation Rights Plan, accelerated under such plans such that such rights and entitlements shall fully vest to the maximum extent permitted under such plans.

          (b) For the purposes of this Agreement, a "Change of Control" shall mean the occurrence of any one or more of the following:

               (i) a take-over bid (within the meaning of the Securities Act (Ontario)), other than a take-over bid exempt from the requirements of Part XX of such Act, pursuant to subsections 93(1)(b) or (c) thereof, is completed in respect of more than twenty percent (20%) of the Corporation's common shares and the majority of the members who were members of the Board of Directors of the Corporation prior to completion of such take-over bid are replaced within sixty (60) days following the completion of such take-over bid;

               (ii) any of the following occur: (A) any consolidation, merger or amalgamation of the Corporation with or into any other corporation whereby the voting shareholders of the Corporation immediately prior to such event receive less than fifty percent (50%) of the voting shares of the consolidated, merged or amalgamated corporation; (B) a sale by the Corporation of all or substantially all of the Corporation's undertakings or assets; (C) a proposal by or with respect to the Corporation being made in connection with a liquidation, dissolution or winding up of the Corporation; (D) any reorganization, reverse stock split or recapitalization of the Corporation that would result in a Change of Control as otherwise defined herein; or (E) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.


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          (c) The determination of whether payments made upon a Change of
Control constitute a parachute payment, as provided in (i) above, and, if so, the amount to be paid to the Executive shall be made by an independent auditor (the "Auditor") jointly selected by the Corporation and the Executive and paid by the Corporation. The Auditor shall be a nationally recognized United States public accounting firm. If the Executive and the Corporation cannot agree on the firm to serve as the Auditor, then the Executive and the Corporation shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Notwithstanding anything to the contrary, however, in the event that the foregoing parachute payment determination shall be challenged by the Internal Revenue Service, the final resolution of such challenge (by way of settlement or court decision) shall govern for purposes of computing any applicable limitation under (i) above, and the Executive shall repay to the Corporation any adjustment amount that results from such recomputation, together with interest on such adjustment amount computed at the applicable Federal rate as of the date of the original payment to the Executive under (i) above.

     5.6 PAYMENT TO DATE OF TERMINATION. Regardless of the reasons for the termination, the Corporation shall make payment to the Executive to the effective date of termination for all Base Salary, any accrued but unpaid vacation entitlements, and, other than in the event of a termination for Just Cause, any other amounts earned and owing to the Executive but not yet paid as well as other or additional benefits in accordance with applicable plans or programs of the Corporation.

     5.7 RETURN OF PROPERTY. Upon any termination of his employment, the Executive shall forthwith deliver or cause to be delivered to the Corporation all books, documents, computer disks, and diskettes and other electronic data, effects, money, securities, or other property belonging to the Corporation or for which the Corporation is liable to others, which are in the possession, charge, control or custody of the Executive.

     5.8 RELEASE. The Executive acknowledges and agrees that the payments pursuant to this Article shall be in full satisfaction of all terms of termination of his employment, including termination pay and severance pay pursuant to the applicable employment standards or other legislation as amended from time to time. Except as otherwise provided in this Article, the Executive shall not be entitled to any further termination payments, damages or compensation whatsoever. As condition precedent to any payment pursuant to this Article, the Executive agrees to deliver to the Corporation prior to any such payment, a full and final release from all actions or claims in connection therewith in favour of the Corporation, its affiliates, subsidiaries, directors, officers, employees and agents.

     5.9 NO MITIGATION; SET-OFF; NATURE OF PAYMENTS. In the event of any termination of employment under this Article 5, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he


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may obtain except as specifically provided in this Agreement; provided, however, the Executive authorizes the Corporation to deduct from any payment due to him pursuant to this Agreement, any amounts owed by him to the Corporation by reason of purchases, advances, loans, or other similar contractual obligations to pay money. This provision shall be applied so as not to conflict with any applicable legislation. Any amounts due under this Article 5 are in the nature of severance payments considered to be reasonable by the Corporation and are not in the nature of a penalty.

ARTICLE 6 - DIRECTORS AND OFFICERS

     6.1 RESIGNATION. If the Executive is a director or officer at the relevant time, the Executive agrees that after termination of his employment with the Corporation he will tender his resignation from any position he may hold as an officer or director of the Corporation or any of its affiliated or related companies.

     6.2 INSURANCE. The Corporation shall maintain such directors' and officers' liability insurance for the benefit of the Executive in accordance with corporate policies and as generally provided to the directors of the Corporation.

     6.3 INDEMNIFICATION. The Corporation agrees that, if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member employee or agent, the Executive shall be indemnified and held harmless by the Corporation to the fullest extent legally permitted or authorized by the Corporation's certificate bylaws or resolutions of the Corporation's Board of Directors, against all cost, expense, liability, and loss reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Corporation or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Corporation shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty
(20) days after receipt by the Corporation of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such cost and expenses.

ARTICLE 7 - ARBITRATION

     7.1 All matters in difference between the parties in relation to this Agreement, shall be referred to the arbitration of a single arbitrator, if the parties agree upon one, otherwise to three arbitrators, one to be appointed by the Corporation and one to be appointed by the Executive and a third to be chosen by the first two arbitrators named before they enter upon the business of arbitration. The arbitration shall be conducted in Tampa, Florida, in accordance with the rules of the American Arbitration Association as it may from time to time be amended, and each party shall be responsible for its own expenses related to the arbitration. The award and determination of the arbitrator or arbitrators or any of two of three arbitrators shall be binding upon the parties and their respective heirs, executors, administrators and assigns.

ARTICLE 8 - AMENDMENT

     8.1 The Corporation and Executive recognize that certain amounts which may become payable under this Agreement are or may be subject to Code section 409A, that final guidance under Code section 409A has not been issued but is anticipated in the near future, and that failure to comply with Code section 409A will result in adverse tax consequences to the Executive. Therefore, Corporation and Executive agree to the amendment of this Agreement following the issuance of such final guidance to the extent necessary with respect to amounts which may become payable hereunder either to provide for the exemption of such amounts from the requirements of Code section 409A or to comply with the requirements of Code section 409A.

ARTICLE 9 - CONTRACT PROVISIONS

     9.1 HEADINGS. The headings of the Articles and paragraphs herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

     9.2 INDEPENDENT ADVICE. The Corporation and the Executive acknowledge and agree that they have each obtained independent legal advice in connection with this Agreement and they further acknowledge and agree that they have read, understand and agree with all of the terms hereof and that they are executing this Agreement voluntarily and in good faith.

     9.3 GENDER. Words denoting any gender include both genders.

     9.4 GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida and the federal laws of the United States of America applicable therein. Each of the parties hereby irrevocably attorns to the jurisdiction of the court of the State of Florida with respect to any matters arising out of this Agreement.

     9.5 ENTIRE AGREEMENT. This Agreement, together with the plans and documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to such employments for the Executive and supersedes and replaces all prior agreements between the parties hereto in respect of the matters or things herein provided for. All promises, representation, collateral agreements and undertakings not expressly incorporated in this Agreement are hereby superseded by this Agreement.

     9.6 SEVERABILITY. If any provision contained herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other provision herein and each such provision is deemed to be separate and distinct.

     9.7 NOTICE. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by facsimile transmission (with confirmation of receipt) or mailed by prepaid registered mail addressed as follows:

          (a) in the case of the Corporation:

               Cott Corporation
               207 Queen's Quay West
               Suite 800
               Toronto, Ontario
               M5J 1A7

               Facsimile: (416) 203-5609

               Attention: Chief Executive Officer

               -and-

               Attention: Chief Legal & Corporate Development Officer

          (b) in the case of the Executive:

               to the last address of the Executive
               in the records of the Corporation
               and its subsidiaries

or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered, or if delivered by facsimile transmission or mailed as aforesaid, upon the date shown on the facsimile confirmation of receipt or on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

     9.8 SUCCESSORS. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective personal or legal representatives, heirs, executors, administrators, successors and assigns.

     9.9 SURVIVORSHIP. Upon the termination of Executive's employment, the respective rights and obligations of the parties shall survive such termination to the extent necessary to carry out the intended preservation of such rights and obligations.

     9.10 TAXES. All payments under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Corporation may reasonably determine and should withhold pursuant to any applicable law or regulation.

     9.11 CURRENCY. All dollar amounts set forth or referred to in this Agreement refer to U.S. currency.

     9.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        COTT CORPORATION


                                        Per: /s/ Brent Willis
                                             -----------------------------------
                                             BRENT WILLIS

                                        I have authority to bind the Corporation


                                        Per: /s/ Abilio Gonzalez
                                             -----------------------------------
                                             ABILIO GONZALEZ

                                        I have authority to bind the Corporation

SIGNED, SEALED & DELIVERED           )
in the presence of                   )
                                     )
                                     )  /s/ John Dennehy
                                        ----------------------------------------
                                        JOHN DENNEHY

                                   SCHEDULE A

                               RELOCATION DETAILS

Please find details about the relocation assistance available as part of this offer of employment.

HOME FINDING TRIP

Employees will be reimbursed for reasonable expenses, submitted on an approved expense report including receipts for those expenses incurred during a 2 x 5-day home finding trip. All travel must be booked through the company travel agency. These expenses may include:

     - Round trip economy class (coach fare) airfare by commercial travel for employee and spouse. Other family members may be included with prior approval from the employee's Manager.

     -    Car rental, parking and toll charges (if applicable).

     - Lodging, meals, telephone, laundry charges, Hotel and meal expenses should be consistent with Cott's travel and expense policy.

IN-TRANSIT TRAVEL

Reimbursement will be made for reasonable one-way travel. If upon arrival in the new location you are required to spend a night in a hotel reimbursement of one night's lodging plus meal expenses for the employee and family will be reimbursed.

HOME SELLING EXPENSES:

In the event that the employee owns a property that is not a vacation or income producing property, and it is deemed to be the employee's principal residence, Cott will reimburse for the customary, non recurring, legally required selling costs incurred for those items that would normally be paid by the seller. Specifically these are:

     - Real Estate commission (not to exceed 6% unless the rate is customarily higher in the employee's area).

     -    Attorney's fees related to the closing or escrow.

     -    Land transfer taxes.

     -    Mortgage loan pre-payment penalty fees to a maximum of three months.

     -    Recording and processing fees

     -    Title insurance fees

     -    Inspection fees (termite, well/water, structural) up to $500.00

     - Up to $250.00 for professional services associated with the sale including additional required surveys.

HOME PURCHASE EXPENSES

The following are the customary, non-recurring, and legally required purchase costs you will be reimbursed for related to the purchase of a home at the new location. This reimbursement applies to employees who were homeowners at the prior location. Cott will reimburse the following customary closing costs incurred for those items that are normally paid by the buyer:

     -    Appraisal and/or Title insurance fees

     -    Document preparation fees

     -    Recording fees

     -    Real estate transfer tax

     -    Survey fees

     -    Inspection fees (termite, well/water, structural) up to $500.00

     -    All mortgage application fees

     -    Land transfer taxes

     -    Loan origination fee up to 1%.

     -    Notary fees

The closing expenses which are not eligible for reimbursement by Cott include: interest buy down points, hazard, fire, flood or any other type of homeowner insurance premiums, prorated interest on mortgage, prorated rent, prorated utility billings, home warranties, mortgage finder's fee, closing costs on construction loans, building permits and/or inspections required by governmental agencies.

DUPLICATE CARRYING COSTS

In the event the new property closes before the sale of the principal residence, Cott will reimburse duplicate carrying costs, specifically, mortgage, interest and property taxes for a period of up to 90 days. You are strongly encouraged to coordinate the closing and purchase dates. Duplicate carrying costs will be reimbursed on the lesser of the two properties.

John Dennehy Employment Agreement

PHYSICAL GOODS MOVE

Cott has contracted with several professional moving carriers to transport personal and household goods to the new home. Human Resources can assist with organizing the moving carrier service for employees. Two estimates should be obtained from professional moving carriers to transport personal and household goods to the new home. The following services will be covered:

     - Packing, loading and shipment of your personal and household belongings from your principal residence to your new residence or to storage.

     - Insurance required to protect the household and personal belongings during the move. This will be arranged through the moving company.

     -    The following items are not covered:

     - Boats, trailers, recreational vehicles, mobile homes, pets, satellite dishes, large gym or fitness equipment, workshop equipment, large machinery, live plants, perishable items, chemicals, lumber, firewood, paint, playground equipment, hot tubs, storage sheds, disassembly or assembly of equipment/items, crating (unless prior approval granted) and special services e.g., piano tuning.

SHIPMENT OF VEHICLES

Transportation of up to a maximum of two (2) family automobiles to the new location by the most economical means available are included, however, if relocation is to another continent, this provision may not apply.

STORAGE

Through our moving carriers, Cott will pay for the cost of storing household goods for a period not to exceed sixty (60) days. Cott will pay for the movement of goods out of storage and into a permanent residence. This includes warehouse-handling costs in and out of storage and delivery out of storage.

INSURANCE

Insurance for your household goods while in transit will be provided through a designated insurance provider or directly through the moving carrier. This insurance covers your household goods through packing, transit, storage in-transit and unloading. All claims should be filed directly with the moving carrier and/or insurance provider.

TEMPORARY LIVING EXPENSES

Temporary living expenses may be reimbursed if you are required to report to your new assignment, or to vacate your former residence before your new residence is available. You may be reimbursed for:

John Dennehy Employment Agreement

     - Reasonable and actual lodging/rent, meals, laundry and telephone charges for a period not to exceed ninety (90) days.

     - For temporary housing, other than hotels, you are encouraged to submit grocery bills instead of restaurant receipts.

In the event the employee's family must remain at the old location, the employee will be reimbursed for coach airfare visits to his/her family for up to a maximum of three visits.

LEASE CANCELLATION EXPENSES

Before approving any lease cancellation reimbursement for either accommodation or vehicles, the hiring Manager and the Chief People Officer must agree upon and approve the reasonableness of the expenses. Settlement of a leased home or apartment or vehicle may be based on one of the following:

     - The amount to be paid to the landlord/leasing company for cancellation of the lease.

     -    Such other equitable arrangements as agreed to by Cott.

RELOCATION ALLOWANCE

Cott will provide a relocation allowance of the equivalent of 2 months base salary (net) payable after the move has been completed. This allowance is generally used to cover the incidental costs incurred during a relocation for which the employee is not required to retain receipts. This allowance may be used for such things as:

     -    Utilities hook-up and connection charges.

     -    Appliance hook-up.

     - Drivers' licensing when relocating to a different province/state/country.

     -    Transportation of pets.

     -    Installation/removal or cleaning of drapes and/or carpeting.

     -    Extra labour such as maid service.

     - Shipment of other personal vehicles not included with the personal belongings, such as boats, recreational vehicles.

TERMINATION OF EMPLOYMENT

In the event that your employment is terminated by you voluntarily or by Cott with cause within 12 months of your start date you will forfeit any remaining Relocation Policy benefits as of the date of termination. If Cott terminates you without cause within 36 months of moving to Tampa,

John Dennehy Employment Agreement

Cott will provide you with an option to transfer back to your place of origin. Your relocation back to your home base will include those items listed above (but will exclude the relocation allowance) that are in keeping with your original relocation assistance.

EXPENSE REPORT

During your relocation you will be required to track your expenses for those items other than those covered by the relocation allowance. Such expenses as the house-hunting trip, temporary housing, family travel, etc., will be submitted for reimbursement on a Relocation Expense Report. This is the only expense report that will be approved for relocation expenses. Relocation expenses must never be mixed with regular business expenses. Completed expense reports should be signed by your manager and then submitted to Human Resources, Corporate. All relocation expenses outlined above that are deemed taxable will be grossed up and the taxes paid for by the company.

John Dennehy Employment Agreement